EXHIBIT 99.2

                                    DDx, Inc.
                              7000 Broadway, #3-305
                                Denver, CO 80221
                                Tel: 303.440.5894
                                Fax: 303.427.2106

                                  CONFIDENTIAL

30 October 2000

Mr. Thomas V. Geimer, Chairman
Accelr8 Technology Corporation
303 E. 17th Avenue, Suite 108
Denver, Co. 80203

      Re: Amendment to Letter of Intent for the Proposed Acquisition of Op Test Technology

Dear Mr. Geimer:

     This letter will amend the letter of intent dated 27 October 2000 (the "Original LOI") that was signed earlier today relating to the proposed acquisition of the Op Test Technology by Accelr8 Technology Corporation ("Buyer") from DDx, Inc. ("Seller"). To the extent that anything in this amendment to the Original LOI is inconsistent with the language of the Original LOI, then this amendment will supercede the Original LOI and control. Seller and Buyer acknowledge that the intent of the parties was to provide for a "no shop" provision in the Original LOI, and that the "no shop" language was inadvertently omitted from the Original LOI. The parties further acknowledge that the "no shop" language is intended to be binding upon all parties until the later of the date that Closing of the transactions contemplated in the LOI occurs or any extension of the original scheduled Closing Date, along with the covenants and agreements set forth in "Due Diligence" and "Confidentiality" in the Original LOI.

     In consideration of the covenants and agreements between the parties and the payment of ten dollars ($ 10.00) the receipt and sufficiency of which are hereby acknowledged. the Seller agrees that Seller will not, nor will it permit any of its officers, directors, employees, financial advisers, brokers, stockholders or any person acting on Seller's behalf, to consider, solicit or negotiate, or cause to be considered, solicited or negotiated on behalf of Seller or its shareholders, or provide or cause to be provided information to any third party in connection with, any proposal or offer from a third party with respect to the acquisition of the Op Test Technology from Seller, including the acquisition of Seller to the extent that such acquisition would include the Op Test Technology, or the acquisition of all or substantially all of Seller's assets (if the Op Test Technology were included in those assets), until the later of the date that Closing of the transactions contemplated in the Original LOI occurs or any extension of the original scheduled Closing Date.

Mr. Thomas V. Geimer, Chairman
Accelr8 Technology Corporation
October 30, 2000
Page 2


     This amendment to the Original LOI may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same document. This letter may be executed by facsimile signature and a facsimile signature shall constitute an original signature for all purposes.

                                    Very truly yours,

                                    DDx, Inc., a Colorado corporation ("Seller")


                                    By:  /s/  Michael R. McClurg
                                       ----------------------------------------
                                              Michael R. McClurg, President


AGREED TO AND ACCEPTED THIS 30TH DAY OF OCTOBER 2000

ACCELR8 TECHNOLOGY CORPORATION, a Colorado corporation ("Buyer")

By:  /s/  Thomas V. Geimer
   ------------------------------------
          Thomas V. Geimer, Chief Executive Officer